EXHIBIT 2

                          ----------------------------
                            ASSET PURCHASE AGREEMENT
                          ----------------------------


                                 BY AND BETWEEN


     HEALTH & NUTRITION SYSTEMS INTERNATIONAL, INC., A FLORIDA CORPORATION,

                                       AND

                       TEEZEE, INC., A FLORIDA CORPORATION



                                NOVEMBER 26, 2003





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                            ASSET PURCHASE AGREEMENT
                            ------------------------

         This ASSET PURCHASE AGREEMENT is dated this 26th day of November, 2003 by and between Health & Nutrition Systems International, Inc., a Florida corporation ("Seller") and TeeZee, Inc., a Florida corporation ("Purchaser").

                                    RECITALS
                                    --------

         WHEREAS, Seller is engaged in developing, marketing and selling dietary supplements;

         WHEREAS, Christopher Tisi ("Tisi"), an officer and the sole shareholder of Purchaser, is also the Chief Executive Officer and a member of the Board of Directors of Seller and accordingly has intimate knowledge of Seller's operations;

         WHEREAS, Purchaser desires to purchase substantially all of Seller's assets and assume certain of its liabilities;

         WHEREAS, Seller has determined that it is advisable and in the best interests of Seller and its shareholders that Purchaser purchase such assets and assume certain of its liabilities all upon the terms and subject to the conditions set forth herein; and

         WHEREAS, Purchaser and Seller desire to make certain representations, warranties, covenants and agreements in connection with, and establish various conditions precedent to the consummation of the transactions contemplated under this Agreement.

         NOW, THEREFORE, in consideration of the recitals herein before stated and the mutual representations, warranties, covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller do hereby represent, warrant, covenant and agree as follows:

                                    AGREEMENT
                                    ---------

                             SECTION 1. DEFINITIONS

         1.1. Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

         "Accounting Standards" means the accounting policies and procedures of Seller as described in Seller's 2002 Annual Report on Form 10-K, which policies and procedures comply with GAAP.

         "Acquired Assets" is defined in Section 2.1 of this Agreement.

         "Affiliate" with respect to any Person means any Person which, directly or indirectly, through one or more intermediaries, controls the subject Person or any Person which is controlled by or is under common control with a Controlling Person. For purposes of this definition, "control" (including the


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correlative terms "controlling", "controlled by" and "under common control with"), with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agreement" means this Asset Purchase Agreement together with all exhibits and schedules contemplated hereby.

         "Assumed Obligations" is defined in Section 2.1(c) of this Agreement

         "Closing" is defined in Section 4.1 of this Agreement.

         "Closing Date" is defined in Section 4.1 of this Agreement.

         "Conveyance Documents" is defined in Section 2.1(b) of this Agreement.

         "Drop Dead Date" means January 31, 2003 or such later date as the parties may agree upon in writing.

         "Excluded Assets" is defined in Section 2.1 of this Agreement.

         "Excluded Obligations" is defined in Section 2.1 of this Agreement.

         "Governmental Authorization" means any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether federal, state or local (domestic or foreign) pursuant to any federal, state or local law or ordinance.

         "Intellectual Property Assets" is defined in Section 5.10 of this Agreement.

         "Lien" means any lien, charge, claim, restriction, encumbrance, security interest or pledge of any kind whatsoever.

         "Losses" is defined in Section 12.2 of this Agreement.

         "Material Adverse Change" means (i) the loss of either Wal-Mart or GNC as a customer; (ii) the occurrence of a product liability claim in excess of Seller's product liability insurance limit; (iii) the occurrence of any of the following (A) any general suspension of trading in securities on the New York Stock Exchange, Inc. (the "NYSE") or there shall have been established by the NYSE or by the Securities and Exchange Commission or by any federal or state agency or by the decision of any court any limitation on prices for such trading or any general restrictions on the distribution of securities, or trading in any securities of Seller shall have been suspended or limited by any exchange located in the United States or on the over-the-counter market located in the United States or a general banking moratorium declared by New York or federal authorities; (B) any new material outbreak of hostilities, including, but not limited to, an escalation of hostilities which existed prior to the date of this Agreement, any other national or international calamity or crisis, including an act of terrorism, or any material adverse change in financial, political or economic conditions affecting the United States; (C) any material interruption in the Seller's operations due to an act of God; (iv) a material change in the policy limits, or policy terms, of any of Seller's current insurance (including


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but not limited to products liability, worker's compensation, property and crime, umbrella and D&O); or (v) an increase in the policy premiums on Seller's current insurance policies such that the aggregate of all premiums is greater than $180,000.

         "Material Adverse Effect" means (i) a material adverse effect on the business, assets, and properties, results of operations or financial condition of Seller taken as a whole or (ii) a material adverse effect on Seller's ability to enter into or perform their obligations under this Agreement.

         "Permitted Liens" means (i) Liens for taxes not yet due and payable,
(ii) easements, covenants, conditions and restrictions of record, (iii) easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of Seller's operations, (iv) any zoning or other governmentally established restrictions or encumbrances, (v) workers or unemployment compensation Liens arising in the ordinary course of business securing amounts which are not delinquent, (vi) mechanic's, material man's, supplier's, vendor's, landlord's or similar Liens arising in the ordinary course of business securing amounts which are not delinquent, (vii) railroad trackage agreements, utility, slope and drainage easements, right-of-way easements and leases regarding signs which are not material to Seller's operations, and (viii) other immaterial imperfections of title, easements, covenants, conditions, restrictions or encumbrances.

         "Person" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, trust or government, or any agency or political subdivision of any government.

         "Promissory Note" is defined in Section 3.1(c) of this Agreement

         "Purchase Price" is defined in Section 3.1 of this Agreement.

         "Purchaser" is defined in the preamble of this Agreement.

         "Purchaser's Knowledge" means the actual knowledge, after reasonable inquiry, of Tisi.

         "Seller" is defined in the preamble of this Agreement.

         "Seller's Knowledge" means the actual knowledge, after reasonable inquiry, of one or more of the current members of the Board of Directors of Seller, other than Tisi.

         "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) including federal, state, city, county, foreign or other, franchise, capital stock, real property, personal property, tangible, withholding, FICA, unemployment compensation, disability, transfer, sales, use, excise, gross receipts and all other taxes of any kind for which any Seller may have any liability imposed by the United States or any state, county, city, country or foreign government or subdivision or agency thereof, whether disputed or not.

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         "Tisi" is defined in the preamble of this Agreement.

         "Used" shall mean, with respect to the properties, contracts, permits or licenses of Seller, those owned, leased, licensed or otherwise held by Seller which were acquired for use or held for use by Seller in connection with Seller's operations, whether or not reflected on Seller's books of account.

         1.2. Other Definitional Provisions. Unless otherwise defined herein, all terms defined in this Agreement shall have the defined meanings when used in any certificate, schedule, report or other document made or delivered pursuant hereto.

                     SECTION 2. SALE AND PURCHASE OF ASSETS

         2.1.     Sale and Purchase of Assets.
                  ---------------------------

                  (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 4.1 hereof, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept delivery of, all assets and properties owned or Used by Seller in its operations, except for (i) cash and cash equivalents, the Purchase Price, the Promissory Note and other rights of Seller under this Agreement, (ii) Seller's corporate minute book and stock records, and (iii) those assets specifically listed on Schedule 2.1(a) (such specifically listed assets in clauses (i), (ii) and (iii) being referred to as the "Excluded Assets"), including without limiting the generality of the foregoing:

                           (i)      all accounts receivable;

                           (ii)     all raw materials, works-in-process,
inventories and other materials of Seller wherever located and including all inventory in transit or on order and not yet delivered, and all rights with respect to the processing and completion of any orders of Seller, including the right to collect and receive charges for such orders;

                           (iii)    all supplies, equipment, vehicles,
machinery, furniture, fixtures, leasehold improvements, computer equipment and peripherals, and other tangible property Used by Seller in connection with its operations, and Seller's interest as lessee in any leases with respect to any of the foregoing;

                           (iv)     all of Seller's right, title and interest
in and to its Contracts, including the Contracts listed or required to be listed on Schedule 5.6 hereto;

                           (v)      all proprietary knowledge, Trade Secrets,
Confidential Information, computer software and licenses, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions and other similar know-how or rights Used in the conduct of Seller's operations, including, but not limited to, the areas of manufacturing, marketing, advertising and personnel training and recruitment, together with all other Intangible Rights used in connection with Seller's operations, including all files, data, back-up tapes, manuals, documentation and source and object codes related thereto;

                           (vi)     all utility, security and other deposits and
prepaid expenses;

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                           (vii)    Seller's operations as a going concern and
its franchises, Governmental Authorizations (to the extent such Governmental Authorizations are transferable) and third parties, licenses, telephone numbers, telecopy numbers, email addresses, URL, internet web sites, internet domain names, customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, choses in action and similar obligations owing to Seller from its present and former shareholders, officers, employees, agents and others, together with all books, operating data and records (including financial, accounting and credit records), files, papers, records and other data of Seller;

                           (viii)   all rights of Seller in and to, Seller's
name, all assumed fictional business names, and all Intellectual Property
Assets;

                           (ix)     all rights to real property Used by Seller;

                           (x)      all claims of Seller against third parties
relating to the Acquired Assets or Seller's operations, whether choate or inchoate, known or unknown, contingent or noncontingent; and

                           (xi)     all other property and rights of every kind
or nature Used by Seller in its operations.

         It is specifically understood and agreed by the parties hereto that Purchaser is acquiring, and Seller is selling, all of the tangible and intangible assets attributable to or Used by Seller in its operations, except the Excluded Assets. The aforesaid assets and properties to be transferred to Purchaser hereunder are hereinafter collectively referred to as the "Acquired Assets." Notwithstanding anything to the contrary contained herein, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any liability relating to the Acquired Assets unless Purchaser expressly assumes that liability pursuant to Section 2.1(c) of this Agreement.

                  (b) Method of Conveyance. The sale, transfer, conveyance, assignment and delivery by Seller of the Acquired Assets to Purchaser in accordance with Section 2.1 hereof shall be effected on the Closing Date by Seller's execution and delivery to Purchaser of one or more bills of sale, assignments and other conveyance instruments with respect to Seller's transfer of the Acquired Assets in form and scope reasonably satisfactory to Purchaser (collectively the "Conveyance Documents"). At the Closing, all of Seller's right, title or interest in and to all of the Acquired Assets shall be transferred, conveyed, assigned and delivered by Seller to Purchaser pursuant to the Conveyance Documents.

                  (c) Assumed Obligations. At the Closing, Purchaser shall assume, and agree to satisfy and discharge as the same shall become due, (i) all trade accounts payable and accrued expenses that have been incurred in the ordinary course of Seller's business (excluding, for purposes of clarification and not limitation, any and all professional fees, costs and other expenses incurred by the Seller in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby after October 31, 2003, all of which shall be governed by Section 14.4 hereof), (ii) Seller's liabilities and other obligations arising subsequent to the Closing under all contracts entered into by Seller in the ordinary course of its business (including open purchase orders) after the date hereof, and (iii)


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the obligations listed on Schedule 2.1(c) hereto (collectively the "Assumed
Obligations").

                  Except as expressly set forth in this paragraph (c), Purchaser shall not assume or be responsible at any time for any liability, obligation, debt or commitment of Seller, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including but not limited to any liabilities, obligations, debts or commitments of Seller incident to, arising out of or incurred with respect to, this Agreement and the transactions contemplated hereby (except to the extent contemplated by Section 14.5 hereof). Without limiting the generality of the foregoing, Seller expressly acknowledges and agrees that Seller shall retain, and that Purchaser shall not assume or otherwise be obligated to pay, perform, defend or discharge, (a) any liability of Seller for Taxes, whether measured by income or otherwise, (b) any product liability pertaining to products sold by Seller prior to the Closing Date, (c) any liability or obligation of Seller relating to any default taking place before the Closing Date under any of the Assumed Obligations to the extent such default created or increased the liability or obligation, (d) any obligation of Seller to its shareholders, any Affiliate of Seller or its shareholders, or any Person claiming to have a right to acquire any capital stock or other securities of Seller, or (e) the Distribution Agreement by and between KMS and Seller effective as of September 26, 2002, together with any and all liabilities or obligations (including professional fees) arising out of or relating thereto or to any prior or subsequent agreements between the parties. All obligations which are not Assumed Obligations, including but not limited to the foregoing, are hereinafter referred to as the "Excluded Obligations."

                            SECTION 3. PURCHASE PRICE

         3.1. Purchase Price. As payment in full for the Acquired Assets being acquired by Purchaser hereunder, Purchaser shall pay to Seller, in the manner set forth in this Section 3.1, the sum of (i) Four Hundred and Eleven Thousand Dollars ($411,000), (the "Purchase Price"). Purchaser shall make payment of the Purchase Price as follows:

                  (a) On the date of execution of this Agreement, Purchaser shall deliver to Greenberg Traurig P.A., as escrow agent (the "Escrow Agent'), the sum of Twenty Five Thousand Dollars ($25,000), in next day funds (the "Escrow Amount"). The Escrow Amount shall be held by the Escrow Agent pursuant to the terms and conditions of an Escrow Agreement containing terms reasonably satisfactory to Seller and Purchaser (the "Escrow Agreement");

                  (b) On the Closing Date, Purchaser shall deliver to Seller, by official bank check or wire transfer (to an account specified by Seller in writing at least three business days prior to Closing), in next day funds, the sum of Three Hundred and Fifty Thousand Dollars ($350,000); and

                  (c) On the Closing Date, Purchaser shall deliver to Seller a promissory note for Thirty-Six Thousand Dollars ($36,000) (the "Promissory Note"); and

         The Purchase Price shall be allocated, apportioned and adjusted among the Acquired Assets as set forth on Schedule 3.1 and the parties agree to abide by such allocations for all tax reporting purposes.

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                               SECTION 4. CLOSING

         4.1. Closing. Subject to the conditions stated in Section 7 and Section 8 of this Agreement, the closing of the transactions contemplated herein (the "Closing") shall be held no later than the fifth (5th) business day after all of the conditions set forth in Section 7 and 8 have been satisfied, at the offices of Greenberg Traurig P.A. at 777 South Flagler Drive, Suite 300E, West Palm Beach, Florida 33401, unless the parties agree to another time, date or place. Notwithstanding the foregoing, unless this Agreement has been previously terminated pursuant to the provisions of Section 13.1, the Closing may be delayed up to the tenth business day after all of the conditions set forth in
Section 7 and Section 8 have been satisfied. The term "Closing Date" shall mean the date on which the Closing occurs. The Closing shall be deemed effective as of 11:59 p.m. West Palm Beach time on the Closing Date. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

         4.2 Deliveries at Closing by Seller. On the Closing Date, Seller shall deliver (or cause delivery) to Purchaser all of the following:

                  (a)      the Conveyance Documents;

                  (b)      Seller's Officer's Certificate;

                  (c) a certified copy of the resolutions adopted by Seller's Special Committee of the Board of Directors authorizing (i) the appointment of James Brown as Interim Chief Executive Officer, (ii) the execution, delivery and performance of this Agreement and (iii) the consummation of all of the transactions contemplated by this Agreement;

                  (d) a certificate of good standing of Seller from the Florida Secretary of State;

                  (e)      an incumbency certificate of Seller;

                  (f) the books and records of the Business, other than those which constitute Excluded Assets pursuant to the terms of this Agreement;

                  (g)      the  Opinion of Seller's Counsel in accordance with
Section 7.7. hereof;

                  (h) an affidavit of Seller stating that, effective as of the Closing Date, Seller will no longer use the name "Health & Nutrition Systems International, Inc." for any purpose and that, effective as of the Closing Date, Seller relinquishes the exclusive use of that name to Purchaser for Purchaser's sole use and benefit; and

                  (i) such other documents as Purchaser or its counsel may reasonably request.

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         4.3 Deliveries at Closing by Purchaser. On the Closing Date, Purchaser
shall deliver (or cause delivery) to Seller all of the following:

                  (g)      the Purchase Price;

                  (h)      Purchaser's Officer's Certificate;

                  (c) a certified copy of the resolutions adopted by Purchaser's Board of Directors and sole shareholder authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement;

                  (d) a certificate of good standing of Purchaser from the Florida Secretary of State; and

                  (e) such other documents as Seller or its counsel may reasonably request.

               SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as otherwise disclosed to Purchaser in the schedules to this Agreement, Seller hereby represents and warrants the following to Purchaser:

         5.1. Organization, Power and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller has the power and authority to own, lease, and operate its properties and assets and to carry on its business and Seller has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         5.2. Corporate Action. All corporate action necessary on the part of Seller to authorize the execution and delivery to Purchaser of this Agreement and the performance or satisfaction of the obligations of Seller in connection with the transactions contemplated by this Agreement has been or will have been duly taken prior to the Closing. This Agreement constitutes the valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as such enforcement may be affected by bankruptcy, moratorium or other laws relating to creditor's rights generally or general principles of equity.

         5.3. Consents; No Breach. Except as set forth on Schedule 5.3, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Seller is required in connection with the valid execution and delivery of this Agreement (collectively, the "Required Consents"). Except as set forth on Schedule 5.3, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not: (i) violate any provision of its Articles of Incorporation, Bylaws or any amendment thereto of Seller; (ii) violate in any material manner any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Seller; or (iii) violate any statute, law or regulation of any jurisdiction, applicable to the transactions contemplated herein including without limitation, the Florida Business Corporation Act and all applicable federal and state securities laws.

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         5.4. No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Seller for any commission, fee or other compensation as a finder or broker as a result of the consummation of this Agreement.

         5.5. Litigation. Except as disclosed on Schedule 5.5 there is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Seller which could have a Material Adverse Effect. Except as disclosed on
Schedule 5.5, there is no action, suit, or claim or legal, administrative or arbitration proceeding or any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to Seller's Knowledge threatened against or involving Seller which could have a Material Adverse Effect.

         5.6. Material Contracts. Schedule 5.6 sets forth all material contracts of Seller (including without limitation any contracts for employment of the Employees (as defined in Section 5.9 below)) (the "Material Contracts"). The Material Contracts are valid, binding, enforceable and existing agreements, in full force and effect against Seller, except as such enforcement may be affected by bankruptcy, moratorium or other law affecting creditor's rights generally or general principles of equity. To Seller's Knowledge, Seller is not in default in any material respect under any of the Material Contracts (nor to Seller's Knowledge, has it received notice of the default of any other party to any Material Contracts), and to Seller's Knowledge, no condition exists which with notice or lapse of time or both would constitute default thereunder.

         5.7. Financial Statements. Attached to this Agreement as Schedule 5.7 are the unaudited consolidated balance sheet of Seller as of September 30, 2003 (the "Balance Sheet") and statements of earnings of Seller for the nine month period ended September 30, 2003 (collectively, the "Financial Statements"). To Seller's Knowledge, the Financial Statements (i) present fairly in all material respects the financial condition of Seller and its results of operations for such period in accordance with the Accounting Standards, and (ii) have been prepared in accordance with the Accounting Standards (other than the absence of notes to the Financial Statements) for the periods covered by such statements.

         5.8. Undisclosed Liabilities. Except as and to the extent reflected in the Financial Statements, to Seller's Knowledge, there are no material liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, other than those incurred in the ordinary course of Seller's business since September 30, 2003 which, (i) under the Accounting Standards, are required to be disclosed in the Financial Statements, and (ii) would have a Material Adverse Effect on Seller's operations.

         5.9. Taxes. All federal, state and other tax returns relating to Seller or its operations required by law to be filed have been duly filed, and except as set forth on Schedule 5.9, all such tax returns were correct and complete in all material respects. Except as set forth on Schedule 5.9, all such federal, state and other taxes, assessments, fees and other federal governmental charges shown to be due and payable on such returns have been paid, except such taxes which are being contested in good faith or for which the dates for payment have been extended, which contests and extensions are identified on Schedule 5.9 hereto.

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         5.10. Intellectual Property Assets. Set forth on Schedule 5.10 is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights in both published works and unpublished works (whether or not registered and, if applicable, including pending applications for registration), and all rights in mask works owned, Used, licensed or controlled by Seller and all going concern value and goodwill associated therewith. To Seller's Knowledge, Seller has the right to Use and shall as of the Closing Date own or have the right to Use any and all information (whether confidential, proprietary or technical), know-how, trade secrets, patents, copyrights, trademarks, tradenames, slogans software, formulae, methods, processes and other intangible properties that are necessary or customarily Used by Seller for the ownership, management or operation of its Properties (collectively, the "Intellectual Property Assets") including, but not limited to, the Intellectual Property Assets listed on Schedule 5.10.

         5.11. Insurance.

         (a) Insurance Policies. Schedule 5.11(a) hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, product liability, workers' compensation and vehicular) presently in effect that relate to Seller, its properties or operations (collectively, the "Insurance Policies"), including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 5.11(a). To Seller's Knowledge, none of the insurance carriers has indicated to Seller an intention to cancel any such Insurance Policy or to materially increase any insurance premiums, or that any insurance required to be listed on Schedule 5.11(a) will not be available in the future on substantially the same terms as currently in effect.

         (b) Insurance Claims. Except as set forth in Schedule 5.11(b), Seller has no claim pending or anticipated against any of its insurance carriers under any of such policies and, to Seller's Knowledge, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim.

         5.12. Title to Property. At the Closing, to Seller's Knowledge, Purchaser will have good title to all of the Acquired Assets, free and clear of all Liens, subject only to (i) the Permitted Liens and (ii) those Liens set forth on Schedule 5.12, which Liens are the sole Liens being assumed or taken subject to by Purchaser pursuant to the terms of this Agreement.

         5.13. Investment Intent. Seller is acquiring the Promissory Note for its own account and not with a view to its distribution within the meaning of
Section 2(11) of the Securities Act. Seller confirms that Purchaser has made available to Seller and its representatives the opportunity to ask questions of the officers and management employees of Purchaser and to acquire such additional information about the business and financial condition of Purchaser as Seller has requested, and all such information has been received.

         5.14 Solvency. Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this section, "insolvent" means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller's assets. Immediately after giving effect to the consummation of the transactions


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contemplated by this Agreement: (i) Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

         5.15. No Additional Representations. Seller makes no representations or warranties, express or implied, of any nature whatsoever, with respect to the Business or the Acquired Assets except for the representations and warranties in this Section 5.

             SECTION 6. REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller the following:

         6.1. Binding Obligation. This Agreement constitutes the valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as such enforcement may be affected by bankruptcy, moratorium and other laws relating to creditor's rights generally or general principles of equity.

         6.2. Consents; No Breach. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Purchaser is required in connection with the valid execution and delivery of this Agreement. Purchaser shall have on or before the Closing all necessary or appropriate licenses, permits or others approvals from all applicable Governmental Authorities which allow Purchaser to acquire the Acquired Assets and to assume the Assumed Obligations. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate, conflict with or result in the breach of any of the material terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material contract or other agreement to which Purchaser is a party; (ii) violate in any material manner any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Purchaser; or (iii) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

         6.3. Litigation. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Purchaser. There is no action, suit or claim or legal, administrative or arbitration proceeding or any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to Purchaser's Knowledge, threatened, against or involving Purchaser.

         6.4. No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Purchaser for any commission, fee or other compensation as a finder or broker as a result of the consummation of this Agreement.

         6.5. Organization, Power and Qualifications. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of its state of formation. Purchaser has full power to enter into this Agreement and to consummate the transactions contemplated hereby.

         6.6. Capitalization. As of the date hereof, (i) the authorized capital stock of Purchaser consists of 100,000 shares of common stock, 900,000 of which are issued and outstanding. All of the issued and outstanding shares of common stock are owned by Tisi. There are no outstanding (a) securities convertible into or exchangeable for such capital stock and membership interest; (b) options, warrants, or other rights to purchase or subscribe to such capital stock or securities convertible or exchangeable for such capital stock and membership interest; or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of such capital stock and membership interest.

         6.7. Corporate Action. All action necessary on the part of Purchaser to execute and deliver to Seller this Agreement and the performance or satisfaction of the obligations of Purchaser in connection with the transactions contemplated by this Agreement has been or will have been duly taken prior to the Closing. This Agreement constitutes the valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as such enforcement may be affected by bankruptcy, moratorium and other laws relating to creditor's rights generally or general principles of equity.

      SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER TO CLOSE

         The obligation of Purchaser to consummate this Agreement and the transactions contemplated hereby is subject to the satisfaction at or before the Closing of each and every one of the following conditions, any of which Purchaser may, in its sole discretion, waive.

         7.1. Representations and Warranties True. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing. Purchaser shall have received a certificate from the Seller to such effect (the "Seller's Officer's Certificate").

         7.2. Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date.

         7.3. No Obstructive Proceedings. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or Governmental Authority shall be existing against Purchaser or an Affiliate of Purchaser which seeks to or would render it unlawful as of the Closing to effect the sale of the Acquired Assets in accordance with the terms hereof, and no such action shall seek damages against Purchaser or an Affiliate of Purchaser in a material amount by reason of the transactions contemplated hereby.

         7.4. No Adverse Change. Between the date hereof and the Closing Date, there shall have not been any Material Adverse Change.

         7.5. Insurance Matters. Seller shall have complied with the covenants set forth in Section 11.6.

         7.6. Required Consents. Seller shall have obtained the Required
Consents.

         7.7 Opinion of Seller's Counsel. Purchaser shall have received the opinion of Greenberg Traurig P.A., counsel to Seller ("Company Counsel"), dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser. In rendering such opinion, Company Counsel may rely as to factual matters on certificates of the comptroller and/or directors of Seller.

        SECTION 8. CONDITIONS PRECEDENT TO OBLIGATION OF SELLER TO CLOSE

         The obligation of Seller to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction at or before the Closing of each and every one of the following conditions, any of which Seller may, in its sole discretion, waive.

         8.1. Representations and Warranties True. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing and Seller shall have received a certificate of the Chief Executive Officer of Purchaser to that effect ("Purchaser's Certificate").

         8.2. Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations and covenants required to be performed by Purchaser under this Agreement prior to or as of the Closing Date.

         8.3. No Obstructive Proceeding. No action or proceeding shall have been instituted or threatened against and no order, decree or judgment of any court, agency, commission or Governmental Authority shall be existing against Seller or its business which seeks to or would render it unlawful as of the Closing to effect the sale of the Acquired Assets in accordance with the terms hereof, and no such action whether instituted or threatened shall seek damages against Seller or the Business in a material amount by reason of the transactions contemplated hereby.

         8.4. Permits, Approvals and Consents. Any and all permits, releases, approvals and consents from any Person required for the consummation of the Closing set forth on Schedule 5.3.

         8.5. Board Approval. The Board of Directors of Seller and the special committee thereof formed on August 13, 2003 (the "Special Committee") in their sole and absolute discretion shall be satisfied with the terms and conditions of this Agreement.

         8.6. Independent Valuation. Seller shall have obtained a fairness opinion from an independent investment banking firm, appraisal firm or accounting firm (the "Valuation Firm"), satisfactory to the Special Committee, to the effect that the transactions contemplated by this Agreement are fair, from a financial point of view, to Seller and its stockholders.

         8.7 Shareholder Approval. Seller shall have obtained the approval of its shareholders in accordance with and as required by its organizational documents and applicable law.

                             SECTION 9. TAX MATTERS

         9.1. Filing of Returns. Seller shall properly and timely prepare, file and deliver to the appropriate authorities or other persons all tax returns, reports and forms with respect to Seller's operations required to be filed and delivered, for any taxable period ending on or before the Closing Date, and shall ensure that all Charges (as hereinafter defined) and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for the nonpayment thereof, unless any such amounts are being contested in good faith by appropriate proceedings, or any such fine, penalty, interest, late charge or loss has been paid. For purposes of this Agreement, "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments and charges, liens, claims or encumbrances upon or relating to Seller's employees, payroll, income, or gross receipts, Seller's ownership or use of any of its assets, or any other aspect of Seller's business, in each case including any and all interest and penalties. For any period not ending prior to or on the Closing Date, Purchaser shall timely prepare and file with or deliver to the appropriate authorities or other persons all tax returns, reports and forms required to be filed or delivered.

         9.2. Ad Valorem and Similar Taxes. Ad valorem, property and similar taxes and assessments (other than taxes on income, gain or receipts, or transfer taxes in respect of the Acquired Assets) based upon or measured by the value of the Acquired Assets shall be divided or prorated between Purchaser and Seller as of the Closing Date based on the amount of such taxes paid for the previous year, unless a new tax statement is received prior to the Closing Date, in which event the tax apportionment made as of the Closing Date shall be adjusted in accordance with such new tax statement or as otherwise mutually agreed. In this regard, Seller shall assume responsibility for such taxes attributable to the period of time prior to the Closing Date and Purchaser shall assume responsibility for the periods of time thereafter. A period not ending on the Closing Date shall be referred to as a "Straddle Period". Real, personal and intangible personal property Taxes allocable to Seller shall be equal to the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is a number of days in a Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the Straddle Period. All other Taxes for the portion of the Straddle Period ending on the Closing Date shall be computed as if such taxable period ended as of the close of business on the Closing Date. Not later than 30 days after the Closing Date, Purchaser and Seller shall determine and shall pay all amounts required to be paid pursuant to such allocation.

         9.3. Audits. In the event of an audit by a taxing authority involving Seller, the consent of Purchaser shall not be required unless Taxes are being assessed against Purchaser and Seller has not provided funds to pay any such Taxes.

                        SECTION 10. PRE-CLOSING COVENANTS

         10.1. Efforts to Consummate Subject to the terms and conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable law in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Governmental Authorizations and other permits, authorizations, consents and approvals of any other Person which are required for or in connection with the consummation of the transactions contemplated hereby and by the other documents contemplated hereby, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to such party's obligations hereunder, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing. With regard to all dates and time period set forth or referred to in this Agreement, time is of the essence.

         10.2. Publicity. Except as otherwise required by applicable law or the disclosure rules and regulations of the Securities and Exchange Commission, neither Purchaser nor Seller shall issue any press release or make any other public statement (including statements to Employees) relating to this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto of the contents and manner of presentation and publication thereof.

         10.3. Conduct of Business. During the period from the date hereof to the Closing Date, Seller will conduct its operations in the usual and ordinary course of business and in substantially the same manner as previously conducted, including without limitation that Seller will (i) to the extent of funds available in the ordinary course of business, pay all accounts payable which are due; and (ii) collect all accounts receivable in the ordinary course of business consistent with past practices and shall not factor or finance any such receivables.

         10.4. Revision of Schedules. During the period from the date hereof to the Closing Date, the parties shall be able to amend the schedules to this Agreement to correct any factual inaccuracies or omissions including but not limited to assumed obligations, obligations and material contracts contained in such schedules at any time between the date hereof and the Closing Date, provided, however, any contemplated change must be approved by all parties to this Agreement, which approvals shall not be unreasonably withheld.

         10.5. Solicitation of Transactions. From the date of this Agreement until the occurrence of the Closing, Seller will not directly or indirectly through the Valuation Firm or otherwise solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the Seller, its assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than sales of inventory in the ordinary course of business).

         10.6 Name Change.

                  (a) Seller hereby represents, warrants and covenants to Purchaser that the corporate name of Seller is as set forth on the signature page hereof and further agrees and acknowledges that such name is included with the Acquired Assets and that the exclusive right to use such name will be transferred to Purchaser on the Closing Date. Seller shall, prior to the Closing Date, (i) file an appropriate amendment to Seller's Articles of Incorporation and take all other actions necessary to change its name to a name which is in no way similar to the corporate name set forth on the signature page hereof, in Purchaser's judgment; (ii) shall furnish any written consents and assignments as Purchaser shall hereafter reasonably request in connection with such name change. Seller further agrees to take all actions, after the Closing, which are requested by Purchaser to enable Purchaser to immediately change its name to Seller's present name.

                  (b) In connection with the same, Seller shall remove or cover, or shall have caused to be removed or covered, no later than 30 days after the Closing Date, the trademarks and/or trade names transferred pursuant to this Agreement, or any derivative of such names or marks, from letterhead, envelopes, labels, containers, signs, panels, signage and other material or matter (regardless of medium).

                       SECTION 11. POST-CLOSING COVENANTS

         11.1. Further Assurances. Following the Closing, Seller and Purchaser shall execute and deliver such documents, and take such other action, as shall be reasonably requested by the other party hereto to carry out the transactions contemplated by this Agreement.

         11.2. Access to Records. For a period of three years after the Closing Date, Seller shall have the right, at its expense, and during normal business hours upon prior written notification, to inspect and copy any of the records relating to the operation of Seller's business delivered to Purchaser in connection with this transaction, for the purposes of (a) preparing and/or defending tax returns for the period prior to the Closing Date, (b) obtaining information relating to claims arising from the operation of the Business prior to the Closing Date or (c) any other commercially reasonable purpose. During such seven year period, Purchaser shall not destroy or discard such records. After such seven year period, Purchaser may destroy or discard such records, but must provide Seller with at least 90 days' prior written notice of its intentions and shall give Seller the right, at its expense, to remove from Purchaser's premises any such records within such 90 day period.

         11.3 Payment of Retained Liabilities. In addition to the payment of Taxes pursuant to Section 10, Seller shall pay, or make adequate provision for the payment, in full of all of the liabilities of Seller not assumed by Purchaser hereunder. If any such liabilities are not so paid or provided for, or if Purchaser reasonably determines that failure to make any payments will impair Purchaser's use or enjoyment of the Acquired Assets, Purchaser may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from the first maturing installments of the unpaid principal balance of the Promissory Note. Purchaser shall receive full credit under the Promissory Note and this Agreement for all payments so made.

         11.4. Non-Competition. Seller hereby agrees that it shall, for a period from the Closing Date until the fifth anniversary thereof, (the "Covenant Period"), refrain from, anywhere within the continental United States (the "Restricted Location"), directly or indirectly, owning, managing, operating, controlling or financing, any business that is engaged in the business of the research, development, manufacturing, marketing or sale of dietary or nutritional supplements, drinks, bars, or other similar products whether web-based or otherwise; provided, however, that the foregoing shall not apply to the ownership of not more than five percent of the outstanding capital stock of any company listed by a national securities exchange or an over-the-counter stock listed by the National Association of Securities Dealers.

         11.5. Confidentiality.

                  (a) Definition of Confidential Information. As used in this
Section 11.5, the term "Confidential Information" includes any and all of the following information of Seller or Purchaser that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Purchaser on the one hand or Seller on the other hand) or its Representatives (collectively, a "Disclosing Party") to the other party or its Representatives (collectively, a "Receiving Party"):

                  (i) all information that is a trade secret under applicable trade secret or other law;
                  (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;
                  (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; provided, however, all such information relating to Seller's operations after the Closing Date (whether such information was prepared before or after the Closing Date) shall be excluded form the definition of "Confidential Information"; and
                  (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

                  Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Section 11.5, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Section 11.5 to the extent included within the definition. In the case of trade secrets, each of Purchaser and Seller hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

                  (b) Restricted Use of Confidential Information. Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller ("Seller Contact") or an authorized representative of Purchaser with respect to Confidential Information of Purchaser ("Purchaser Contact"). Each of Purchaser and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the transactions contemplated hereby and are informed by Purchaser or Seller, as the case may be, of the obligations of this Section 11.5 with respect to such information. Each of Purchaser and Seller shall (i) enforce the terms of this Section 11.5 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this
Section 11.5; and (vi) be responsible and liable for any breach of the provisions of this Section 11.5 by it or its Representatives.

                  (c) Unless and until this Agreement is terminated, Seller shall maintain as confidential any Confidential Information relating to any of the Acquired Assets or the Assumed Obligations. From and after the Closing Date, the provisions of Section 11.5(b) above shall not apply to or restrict in any manner Purchaser's use of any Confidential Information of the Seller relating to any of the Assets or the Assumed Liabilities.

                  (d) Exceptions. Sections 11.5(b) and (c) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Section 11.5 by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Seller shall not disclose any Confidential Information of Seller relating to any of the Acquired Assets or the Assumed Obligations in reliance on the exceptions in clauses (b) or (c) above.

                  (e) Legal Proceedings. If a Receiving Party becomes compelled in any action, arbitration, audit, hearing, investigation, litigation or suit

(whether civil, criminal, administrative, judicial or investigative) by any governmental body, court or administrative agency to make any disclosure that is prohibited or otherwise constrained by this Section 11.5, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 11.5. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose or that has been requested by such court or governmental body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 11.5(e) do not apply to any Proceedings between the parties to this Agreement.

                  (f) Return or Destruction of Confidential Information. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Purchaser Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party's Confidential Information is returned.

                  (g) Attorney-Client Privilege. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party's Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened proceeding to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing Date, the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

         11.6 Insurance Matters.

         (a) Purchaser as "Additional Insured." Effective as of the Closing Date, Seller shall have included Purchaser as an additional named insured on Seller's Insurance Policies, including but not limited to, Seller's products liability insurance with respect to Seller's products, and Seller shall assure that such policies provide coverage for products sold by Seller prior to the Closing Date.

         (b) D&O Insurance for Tisi. Seller shall maintain its existing director and officer liability insurance and shall maintain the availability of such coverage to Tisi for a period of time that is not less than the statute of limitations for state and federal liability claims, and shall use reasonable efforts to preserve the existing scope and terms of such coverage during such period of time.

         (c) Indemnification of Tisi. Seller agrees to extend the term, if necessary, and terms and conditions of its Indemnification Agreement with Tisi dated January 1, 2002 for a period of time that is not less than the applicable statute of limitations for state and federal liability claims.

                           SECTION 12. INDEMNIFICATION

         12.1. Survival and Limitation on Liabilities.

                  (a) All representations and warranties of the parties contained in this Agreement shall survive the Closing for 12 months following the Closing Date other than the representations and warranties of Seller set forth in Section 5.14 which shall survive until the expiration of the statute of limitations in respect thereof. No action or proceeding may be brought with respect to any of the representations or warranties set forth in this Agreement (including any claim for indemnification made pursuant to Sections 12.2 and 12.3 below), unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty shall have been delivered to the party alleged to have breached such representation or warranty prior to the expiration of the survival terms set forth in the preceding sentence. Notwithstanding anything in this Agreement to the contrary, with respect to any claim with respect to a breach of any representation or warranty (including any indemnification claims relating thereto), (i) Purchaser or a Permitted Assignee shall not be entitled to receive any damages or to indemnification from Seller with respect to any breach of any representation or warranty under Section 5 hereof if Purchaser, any equity holder, officer or director of Purchaser, any Permitted Assignee or any equity holder, officer or director of such Permitted Assignee, knew at any time prior to the Closing Date of the facts or circumstances constituting or resulting in such breach of representation or warranty, and (ii) Seller shall not be entitled to receive any damages or to indemnification from Purchaser with respect to any breach of any representation or warranty under Section 6 hereof if any member of the Special Committee of the Board of Directors of Seller knew at any time prior to the Closing of the facts or circumstances constituting or resulting in such breach of representation or warranty.

                  (b) The covenants and agreements contained in Sections 10.1 and 10.3 shall not survive the Closing. The remaining covenants and agreements (including but not limited to the indemnities) contained in this Agreement shall survive the execution and delivery hereof and the completion of the transactions contemplated herein. The limitations set forth in subsection (a) above shall not apply to any claim for breach of any covenants or agreements contained in this Agreement.

         12.2. Indemnification by Seller. For 12 months from the date hereof, Seller agrees to indemnify Purchaser, Tisi, or Permitted Assignee with respect to, and hold Purchaser, Tisi, or Permitted Assignee harmless from, any loss, liability, damage, cost or expense including, but not limited to, reasonable legal fees and expenses and any tax liabilities of Seller for any period ending on Closing Date or for any tax liability allocable to the portion of any Straddle Period ending as of the Closing Date (collectively, the "Losses") which Purchaser, Tisi, or any Permitted Assignee may incur or suffer which results from or arises out of (i) the Excluded Obligations or (ii) the inaccuracy of any representation or warranty made by Seller in this Agreement unless (1) such inaccuracy is corrected by such Seller prior to Closing in a supplement to any schedule hereto which is accepted by Purchaser in accordance with Section 10.4 hereof, or (2) Purchaser or any equity holder, officer or director of any Purchaser, any Permitted Assignee, or any equity holder, officer or director of any Permitted Assignee knew or should have known, at any time prior to the Closing, of such inaccuracy.

         12.3. Indemnification by Purchaser. For 12 months from the date hereof, Purchaser agrees to indemnify Seller with respect to, and hold Seller harmless from, any Losses which Seller may incur or suffer which results from or arises out of the inaccuracy of any representation or warranty made by Purchaser in this Agreement.

         12.4. Procedures for Indemnification. Promptly after receipt by an indemnified party under Section 12.2 or Section 12.3 of notice of the commencement of any third party action or other event for which indemnification may be available under Section 12.2 or 12.3, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify that indemnifying party shall not relieve it of any liability that it may have to any indemnified party, except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall elect, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses, in each case incurred by such indemnified party in connection with the indemnified party's own defense thereof, other than reasonable costs of investigation and costs and expenses of legal counsel if the indemnified party and the indemnifying party are both parties to the action and the indemnified party has been advised by counsel that there may be one or more defenses available to it and not available to the indemnifying party which defenses result in a conflict of interest. If an indemnifying party assumes the defense of such an action, (a) such assumption will conclusively establish for purposes of this Agreement that the claims made are within the scope of and subject to indemnification; (b) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent unless (i) there is no finding or admission or any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (c) the indemnified party shall have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to an indemnifying party of any claim for indemnification hereunder and the indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party will be bound by any determination made in connection therewith or any compromise or settlement effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a third-party claim may adversely affect it or its Affiliates other than as a result of monetary damages for which if would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such third-party claim. Both the indemnified party and the indemnifying party shall keep the other fully informed of the status of any claim for which indemnification has been sought at all stages thereof.

         12.5. Punitive Damages. No party to this Agreement shall seek or be entitled to punitive, exemplary and/or consequential damages with respect to any claim under this Agreement.

         12.6 Insurance Matters. In the event that Purchaser or any of its officers or directors incur defense costs and damages arising out of or relating to any liabilities retained by Seller hereunder or arising out of or relating to matters for which Seller has agreed to indemnify Purchaser hereunder, Seller shall use its best efforts to seek coverage under its Insurance Policies on behalf of Purchaser to reimburse Purchaser for such costs or damages.

         12.7 Right to Setoff. Upon notice to Seller specifying in reasonable detail the basis therefore, Purchaser may set off any amount to which it may be entitled under this Section 12 against amounts otherwise payable under the Promissory Note. The exercise of such right of setoff by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Note. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

                             SECTION 13. TERMINATION

         13.1. Termination Events.

                  (a) Seller may terminate this Agreement by delivery of notice of termination to Purchaser if at any time prior to the Closing Date:

                           (i)      Purchaser fails or refuses to perform in any
material respect any obligation or covenant to be performed by it pursuant to this Agreement prior to the Closing Date and the breach has not been cured within ten business days following the receipt of notice by Purchaser of the breach; or

                           (ii)     Any of the conditions in Section 8 of this
Agreement has not been satisfied as of the Drop Dead Date or, if satisfaction of such a condition is or becomes impossible (other than through the failure of such Seller to comply with its obligations under this Agreement), Seller have not waived such condition on or before Drop Dead Date.

                   (b) Purchaser may terminate this Agreement by delivery of notice of termination to Seller if any time prior to the Closing Date:

                           (i)      Seller fails or refuses to perform in any
material respect any obligation or covenant to be performed by it pursuant to this Agreement prior to the Closing Date which has not been cured within ten business days following receipt of notice of the breach; or

                           (ii)     Any of the conditions set forth in Section 7
of this Agreement has not been satisfied as of the Closing Date or, if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement), Purchaser has not waived such condition on or before the Drop Dead Date.

                  (c) The parties may terminate this Agreement at any time prior to the Closing Date by mutual written consent; or

                  (d) Any party may terminate this Agreement by delivery of notice of termination to the other party if the Closing has not occurred on or before the Drop Dead Date, or such later date as the parties may agree upon in writing.

         13.2. Effect of Termination. Each party's right of termination under
Section 13.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to Section 13.1, all further obligations of the parties under this Agreement shall terminate, except that the rights and obligations in Sections 10.2 (Publicity), 11.5 (Confidentiality), 14.4 (Expenses), 14.6 (Governing Law), 14.7 (Indemnification for Broker Fees), and 14.11 (Attorneys' Fees) of this Agreement shall survive; provided, however, notwithstanding anything to the contrary contained in this Agreement, that if this Agreement is terminated by a party because of the breach of the Agreement by another party or because one or more of the conditions of the terminating party's obligations under this Agreement are not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired; and further, provided, if this Agreement is terminated for any reason other than the breach by Purchaser of any of the terms and conditions hereof, Seller agrees to cause the Escrow Amount to be distributed from escrow to Purchaser.

                            SECTION 14. MISCELLANEOUS

         14.1. Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including thereon any such part, parts, or portion which may, for any reason, be hereafter declared invalid.

         14.2. Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

         14.3. Headings. Section headings used in this Agreement have no legal significance and are used solely for convenience of reference.

         14.4. Expenses. Except as provided in Section 13.2 of this Agreement, each party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

         14.5. Transfer Taxes; Recording Fees. Any income, sales, transfer, use or excise taxes payable in connection with these transactions shall be paid by the party responsible therefor under applicable local law. All costs incurred (including professional fees) in connection with the recording of trademark assignments with the U.S. Patent and Trademark Office, including the issuance of new certifications of each trademark, shall be paid by Seller. All documentary or other taxes due in connection with the issuance and delivery of the Promissory Note shall be paid by Seller.

         14.6. Law Governing. This Agreement shall be deemed to have been entered into under the laws of the State of Florida, and the rights and obligations of the parties hereunder shall be governed and determined according to the laws of said state without giving any effect to conflict of laws.

         14.7. Indemnification for Broker Fees. Seller agrees to indemnify and save harmless Purchaser, and Purchaser agrees to indemnify and save harmless Seller, from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses (including, without limitation, reasonable attorneys' fees and disbursements in connection therewith) for any brokers or finders fees arising with respect to brokers or finders engaged by the non-indemnifying party.

         14.8. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by Purchaser without the prior written consent of Seller which may be withheld in its sole discretion. Notwithstanding the foregoing, Purchaser shall have the right prior to the Closing Date to assign its rights under this Agreement to an entity of which Tisi directly or indirectly owns at least a majority of the equity interests therein (a "Permitted Assignee"). Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and Tisi, and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         14.9. Entire Agreement. This Agreement and the schedules and documents delivered pursuant hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral (including any letter of intent and any confidentiality agreement between Seller and Purchaser). No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby. No delay in the exercise of any rights by any party hereunder shall operate as a waiver of any rights of such party.

         14.10. Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, mailed by national overnight courier, postage prepaid, or sent via telecopier:

         If to Purchaser:                  With a copy to:

              TeeZee, Inc.                     Reeder & Reeder P.A.
              3750 Investment Lane, Suite 5    675 W. Indiantown Road, Suite 201
              West Palm Beach, FL 33404        Jupiter, Fl 33458
              Attn: Christopher Tisi           Attn: Denise Reeder, Esq.


         If to Seller:                     With a copy to:

              Health & Nutrition Systems       Greenberg Traurig, P.A.
              International, Inc.[new name]    777 South Flagler Drive
              [insert address]                 Suite 300East
              Attn:  James A. Brown            West Palm Beach, Florida 33401
                                               Attn:  Morris C. Brown, Esq.

or to such other address as Seller or Purchaser may designate by notice to the other.

         14.11. Attorneys' Fees. In the event that a suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the non-prevailing party shall pay all reasonable costs, fees (including reasonable attorneys' fees) and expenses of the prevailing party.

         14.12. Jurisdiction; Service of Process. Any proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby may be brought in the courts of the State of Florida, County of Palm Beach, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

         14.13 Enforcement of Agreement. Seller acknowledges and agrees that Purchaser would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Purchaser may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

         14.14 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the day and year first above written.

                            PURCHASER:


                            TeeZee, Inc.

                            /s/Christopher Tisi
                            ----------------------------------------------------
                            By: Christopher Tisi, President


                            SELLER:


                            HEALTH & NUTRITION SYSTEMS INTERNATIONAL, INC.

                            /s/James A. Brown
                            ----------------------------------------------------
                            By: James A. Brown, Chairman
                            Special Committee, Board of Directors

                            List of Omitted Schedule


Schedule 2.1(a)                 Excluded Assets
Schedule 2.1(c)                 Assumed Obligations
Schedule 3.1                    Purchase Price Allocation
Schedule 5.3                    Required Consents
Schedule 5.5                    Litigation
Schedule 5.6                    Material Contracts
Schedule 5.7                    Balance Sheet
Schedule 5.9                    Taxes
Schedule 5.10                   Intellectual Property Assets
Schedule 5.11(a)                Insurance Policies
Schedule 5.11(b)                Insurance Claims
Schedule 5.12                   Liens

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